UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2016

Morgan Stanley
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2016, Morgan Stanley (the “Company”) announced that Gregory Fleming, President of Morgan Stanley’s Wealth Management Business, would leave the Company. Through January 6, 2016, Mr. Fleming remained an executive officer and after that date and through his anticipated termination date of July 6, 2016, he will remain an employee of the Company. The Compensation, Management Development and Succession Committee of the Company’s Board of Directors (the “Committee”) approved a separation and release agreement (the “Agreement”) with Mr. Fleming dated January 22, 2016. The Agreement provides that Mr. Fleming’s bonus compensation with respect to 2015 will be comprised of a mix of current cash bonus, a deferred cash incentive compensation award and a deferred equity incentive compensation award in the form of restricted stock units. The Agreement also provides that Mr. Fleming’s outstanding deferred cash and equity awards will not be modified and, in accordance with the award terms, such awards will vest on his date of termination and will be subject to specified cancellation and clawback provisions until the applicable distribution or conversion date, and any options will remain outstanding and exercisable until the expiration of the original option term.  Mr. Fleming will have continued access to office space and administrative support through the date of his termination, and continued access to his primary care physician under the Company’s Executive Health Program through December 31, 2016. Mr. Fleming agreed to certain customary covenants in the Agreement through January 6, 2017.  The Agreement contains a general release and waiver of claims in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)

Date:	January 22, 2016	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Corporate Secretary